Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “THE NFT GAMING COMPANY, INC.” FILED IN THIS OFFICE ON THE THIRTIETH DAY OF MARCH, A.D. 2022, AT 12:26 O’CLOCK P.M.

6707337 8100F	Authentication: 203051362
SR# 20221232739	Date: 03-30-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A WYOMING CORPORATION UNDER THE NAME OF “THE NFT GAMING COMPANY, INC.” TO A DELAWARE CORPORATION, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF MARCH,

A.D. 2022, AT 12:26 O’CLOCK P.M.

6707337 8100F	Authentication: 203051362
SR# 20221232739	Date: 03-30-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:26 PM 03/30/2022 FILED 12:26 PM 03/30/2022 SR 20221232739 - FileNumber 6707337

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Non-Delaware Corporation first formed is Wyoming

2.)	The jurisdiction immediately prior to filing this Certificate is WyominQ

3.)	The date the Non-Delaware Corporation first formed is Oct. 27, 2021

4.)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is The NFT GaminQ Company, Inc.

5.)	The name of the Corporation as set forth in the Certificate of Incorporation is The NFT Gaming Company, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 30 day of March, A.D. 2022

By:	/s/ Vadim Mats
Name:	Vadim Mats
Print or Type
Title:	Chief Executive Officer
Print or Type

CERTIFICATE OF INCORPORATION OF THE NFT GAMING COMPANY, INC.	State of Delaware Secretary of State Division of Corporations Delivered 12:26 PM 03/30/2022 FILED 12:26 PM 03/30/2022 SR 20221232739 - File Number 6707337

A Delaware Corporation

FIRST: The name of the Corporation is The NFT Gaming Company, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the state of Delaware is 300 Creek View Road, Suite 209, City of Newark, County of New Castle, Delaware 19711. The name of the registered agent at such address is Universal Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 55,000,0000 shares, consisting of 50,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

4.1 Common Stock. A statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect to the shares of Common Stock is as follows:

(a) Dividends. The Board of Directors of the Corporation may, at their sole discretion, cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in shares of stock or other securities of the Corporation, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in such dividends.

(b) Liquidation Rights. Subject to the terms of any resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 below, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to share ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

(c) Voting Rights. Except as otherwise provided in this Certificate oflncorporation or required by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any resolution adopted pursuant to Section 4.2 below relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any resolution adopted pursuant to Section 4.2 relating to any series of Preferred Stock).

4.2 Preferred Stock. The Board of Directors is authorized, subject to any limitation prescribed by law, to adopt one or more resolutions to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to applicable Delaware law to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL and without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any resolution adopted pursuant to this Section 4.2.

SMRH:4864-1097-4745.I

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting the series and the distinctive designation of the series;

(b) The dividend rate (or the method of calculation of dividends) on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c) Whether the series shall have voting rights, in addition to the voting rights required by law, and if so, the terms of such voting rights;

(d) Whether the series shall have conversion rights, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and

(h) Any other relative rights, preferences, powers and limitations of that series.

Except for any difference so provided by the Board of Directors, the shares of Preferred Stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation.

FIFTH:

5.1 Location for Stockholder Meetings. Meetings of stockholders may be held within or outside the state of Delaware or may be held solely by means of remote communication in accordance with the DGCL.

5.2 Special Stockholders Meetings. Except as otherwise required by law, special meetings of the Corporation’s stockholders may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board, if one is elected, or (iii) the Chief Executive Officer. Only those matters set forth in the notice, of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock.

SIXTH:

6.1 Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, except as may be provided by the resolution or resolutions adopted by the Board of Directors of the Corporation in respect of Preferred Stock adopted pursuant to ARTICLE FOURTH hereto, but such number shall in no case be less than one (I) nor more than fifteen (15). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

6.2 Term of Office; Vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled exclusively by a majority of the directors then in office, even ifless than a quorum, and shall hold office until the next stockholder’s meeting at which directors are elected and his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

6.3 Removal. Subject to Section 6.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

6.4 No Written Ballot. Election of directors need not be by written ballot, unless the By-laws of the Corporation provide otherwise.

6.5 Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE SIXTH unless otherwise provided therein.

SEVENTH:

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(I) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the By-laws of the Corporation.

(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as maybe exercised or done by the Corporation; subject, nevertheless, to the provisions of the DGCL or this Certificate ofincorporation.

(4) Any action permitted or required to be taken by the Board of Directors pursuant to this Certificate oflncorporation may be taken by an authorized committee thereof, except as expressly prohibited by the DGCL or the By-laws.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation oflaw, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation reserves the right to repeal, alter or amend this Certificate of Incorporation in the manner now or hereafter prescribed by statute.

TENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and advance expenses to (a) its directors and officers and (b) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor); provided, however, that, except with respect to proceedings to enforce rights to indemnification, the Corporation shall not indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action ofits Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by its Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment to or repeal of this Article TENTH shall adversely affect any right or protection of a director, officer or such other indemnified person of the Corporation existing at the time of, or increase the liability of any director, officer or such other indemnified person of the Corporation with respect to any acts or omissions of such director, officer or such other indemnified person occurring prior to, such amendment or repeal.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (Hi) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or any provision of this Certificate of Incorporation or the Corporation’s By-laws, or (iv) any action asserting a claim against the Corporation, its directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. provided, that the provisions in this Article ELEVENTH shall not apply to suits brought to enforce any liability or duty created by the Securities Act ofl933, as amended, or the Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH. If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any sentence of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed on this 30th day of March, 2022.

By:	/s/ fadim Mats
Name:	fadim Mats
Title:	Chief Executive Officer

Signature Page to the Certificate of Incorporation - The NFT Gaming Company